Exhibit 10.2

FIRST AMENDMENT TO

RESEARCH COLLABORATION AND LICENSE AGREEMENT

This first amendment (the “First Amendment”) to the Research Collaboration and License Agreement (the “Agreement”) is entered into as of November 11, 2025 (the “Amendment Effective Date”), by and between Korro Bio, Inc, a corporation organized and existing under the laws of Delaware, United States, with its principal place of business at 60 First Street, 2nd Floor, Suite 250, Cambridge, MA 02141 (“Korro”), and Novo Nordisk A/S, a corporation organized and existing under the laws of Denmark, having an address at Novo Nordisk Allé, 2880 Bagsvaerd, Denmark, CVR No. 24 25 67 90 (“Novo Nordisk”). Korro and Novo Nordisk are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties wish to amend the Agreement by introducing a hold period of twelve (12) months for Novo Nordisk to reassess the scientific rationale for continuing the Research Program for the first Collaboration Target and to consider possible Collaboration Target Substitutions without any liability or payment obligations for either Party during such hold period pertaining to the suspension of Research and Development activities except for wind-down activities as set forth in this First Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.
Defined Terms. Except as defined herein, all capitalized terms used in this First Amendment have the meaning set forth in the Agreement.
2.
Amendments.
a.
The Parties agree to, effective as of the Amendment Effective Date, pause the Agreement for twelve (12) months (“Hold Period”). During the Hold Period, all Research and Development activities and corresponding obligations on the Parties under the Agreement shall be suspended without any liability or payment obligation for either Party pertaining to the hold as such or for the suspended Research and Development activities during the Hold Period, except for wind-down activities as set forth below in (b). For the avoidance of doubt, this means that the applicable Research Term and Research Budget, and all payment obligations on Novo Nordisk towards Korro for the Research and Development activities, shall be suspended during the Hold Period and that any and all timelines set forth in the Agreement shall be extended to correspond to the Hold Period except if set out otherwise in this Amendment. Unless agreed otherwise between the Parties in writing and subject to (d) below, at the expiry of the Hold Period, the Research and Development activities and corresponding obligations on the Parties under the Agreement shall resume.
b.
Korro shall promptly after the Amendment Effective Date wind-down its Research or Development activities. Without limiting the aforesaid, the JSC shall coordinate and agree on such wind-down activities. The wind-own activities shall not exceed ninety (90) days from the Amendment Effective Date. Korro shall without delay after concluding the wind-down activities provide Novo Nordisk with an invoice for Out-of-Pocket Costs which Korro has specifically incurred or will specifically incur, solely to the extent of any amounts for (i) reasonable wind-down costs attributable to the wind-down activities for the Hold Period and (ii) costs and expenses already committed and that are non-cancellable, in each case ((i) or (ii)), that are required to be paid to any Third Party in accordance with the terms of the Agreement including the applicable Research Plan. Further, Novo Nordisk will continue to compensate Korro for its FTE Expenses for the Research Program for the first Collaboration Target until the end of 2025. Novo Nordisk shall reimburse Korro within sixty (60) days of receiving an invoice for such costs.
c.
During the Hold Period, the Parties shall continue to be bound by all other provisions of the Agreement, including but not limited to confidentiality, exclusivity and termination provisions. For clarity, the Hold Period will not prevent either Party from exercising its termination rights under the Agreement even if the Hold Period then is in effect (with the notice periods stated in the Agreement).
d.
Novo Nordisk may during the Hold Period exercise its right to Collaboration Target Substitution, following the process set forth in Section 2.4(c) of the Agreement. If any proposed Target is an Available Target as set forth in Section 2.4(c)(iv) of the Agreement, then the Hold Period shall automatically expire upon (i) the Parties agreeing on a Research Plan and Research Budget for such new Collaboration Target and (ii) Korro finalizing and sharing with Novo Nordisk any (if applicable) requested validation studies and generation of validation data for the proposed Target as set forth in Section 2.4(b) and Section 2.4(c)(iv), i.e. after both (i) and (ii) have occurred, if applicable, and the proposed Target thus have become a Collaboration Target as per the process set forth in Section 2.4(c)(iv).
3.
Miscellaneous. Except as amended above, the other terms and conditions of the Agreement shall remain in full force and effect. Any conflict between the terms and conditions of this First Amendment and the terms and conditions of the Agreement shall be governed by this First Amendment. This First Amendment is hereby incorporated into the Agreement. Section references above are references to sections of the Agreement unless specified otherwise. This First Amendment may be executed in counterparts (which may be delivered by .pdf or other electronic format acceptable to the Parties), each of which shall be an original and all of which together shall constitute one instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this First Amendment to be executed by their respective duly authorized officers as of the Amendment Effective Date.

KORRO BIO, INC.	Novo Nordisk A/S

By: /s/ Ram Aiyar	By: /s/ Jacob Petersen
Name: Ram Aiyar	Name: Jacob Petersen
Title: President and Chief Executive Officer	Title: Senior Vice President
Date: November 11, 2025	Date: November 11, 2025